Depositary and Information Agent Agreement


     This Depositary and Information Agent Agreement is entered into as of this 15 day of December, 2004, by and between Evergreen Utilities and High Income Fund, a company organized and existing under the laws of the State of Delaware (the "Company"), EquiServe, Inc., a Delaware corporation and its fully owned subsidiary EquiServe Trust Company, N.A., national banking association (collectively, the "Depositary" or individually "EQI" and the "Trust Company", respectively).

     WHEREAS, the Company is making a tender offer (hereinafter referred to, together with any amendment or extensions thereto, as the "Tender Offer") to purchase 575,250 outstanding shares of Evergreen Utilities and High Income Fund Common Stock, par value of $0.01 per share (the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase, mailed to shareholders on December 20, 2004 (the "Offer to Purchase"), and in the related Letter of Transmittal ("Letter of Transmittal"), including the instructions set forth therein.

     WHEREAS, the Tender Offer is being made on December 23, 2004, and will expire at 5:00 p.m., New York City time, on January 25, 2004, unless extended by the Company as provided in the Offer to Purchase (the last date to which the Tender Offer is extended and on which it expires is herein referred to as the "Expiration Date").

     WHEREAS, the Company desires that the Trust Company and EQI act as Depositary in connection with the Tender Offer, and that EQI acts as the paying agent, and EQI and the Trust Company have indicated their willingness to do so.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

     1. Appointment of Depositary. The Company hereby appoints the Depositary to act as such for the purpose of receiving and making payment for, on behalf of the Company, Shares tendered pursuant to the terms of the Offer to Purchase. The Depositary hereby agrees to serve as such, upon the terms and conditions set forth herein. In connection with such appointment, the Company has delivered to the Depositary the Offer to Purchase and the Letter of Transmittal in connection with the Tender Offer. The Company agrees to notify the Depositary of, and confirm in writing, any extension or amendment of the Tender Offer or the Offer to Purchase.

     2. Concerning the Depositary. The Depositary is hereby authorized and directed, and hereby agrees to the following:

     A. The Depositary shall examine the Letters of Transmittal, the certificates for Shares ("Certificates") and the other documents delivered or mailed to the Depositary in connection with tenders of Shares to ascertain whether they are completed and executed in accordance with the instructions set forth in the Letters of Transmittal. In the event any Letter of Transmittal has been improperly completed or executed, or the certificates for Shares accompanying such Letter of Transmittal are not in proper form for transfer (as required by the aforesaid instructions), or if some other irregularity in connection with any tender of Shares exists, the Depositary shall forward the defective item back to the shareholder to be corrected. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any Shares tendered or delivered shall be determined by the Depositary on behalf of the Company. The Company, however, will reserve in the Offer to Purchase the absolute right to reject any or all tenders of any particular Shares not in appropriate form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful and to waive any of the conditions of the Offer to Purchase or any defect or irregularity in the tender of any Shares, and the Company's interpretation of the terms and conditions of the Offer to Purchase will be final.

     B. All Shares must be tendered in accordance with the terms and conditions set forth in the Offer to Purchase. Payment for Shares tendered and purchased pursuant to the Offer to Purchase shall be made only after deposit with the Depositary of the certificates therefor, the Letter of Transmittal and any other required documents.

     C. If the Offer to Purchase allows a tendering shareholder to withdraw Shares tendered, the Depositary shall, as promptly as possible after notification of such withdrawal, return such Shares to, or in accordance with the instruction of, such shareholder and such Shares shall no longer be considered properly tendered. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by the Company, whose determination shall be final and binding.

     D. On each business day up to and including the Expiration Date (as defined in the Offer to Purchase), the Depositary shall advise by facsimile transmission to Jennifer McDuffie, (704) 374-4028, and such other persons as he/she may direct, of the number of Shares which have been duly tendered on such day, stating separately the number of Shares tendered by guarantees of delivery, the number of Shares tendered about which the Depositary has questions concerning validity, and the cumulative number of Shares tendered through time of such facsimile transmission. The Depositary shall also inform the aforementioned person, and such other persons as may be designated, upon request made from time to time, of such other information as he/she may request, including, without limitation, the names and addresses of registered holders of tendered Shares.

     E. The Depositary shall date and time stamp all Letters of Transmittal or facsimile transmissions submitted in lieu thereof, and preserve such records in accordance with the Securities Exchange Act of 1934, as amended, and other applicable law. The Depositary shall match guarantees of delivery submitted with the Share(s) tendered pursuant thereto. If so instructed by the Company, the Depositary shall telephone Eligible Institutions (as defined in the Offer to Purchase) which have tendered a significant number of shares by means of the aforementioned procedures to ascertain information in connection therewith.

     F. The Depositary shall follow and act upon any amendments, modifications or supplements to these instructions, and upon any further instructions in connection with the Tender Offer, any of which may be given to the Depositary by the Company or such other persons as it may authorize.

     G. If, pursuant to the instructions of the Letter of Transmittal, fewer than all the Shares evidenced by any certificate submitted to the Depositary are to be tendered, the Depositary shall, promptly after the Expiration Date, return or cause to be returned a new certificate for the remainder of Shares not being tendered to, or in accordance with the instruction of, each of such shareholders who has made a partial tender of Shares deposited with the Depositary.

     H. If, pursuant to the Offer to Purchase, the Company instructs the Depositary not to accept the instructions and/or Shares received from a tendering shareholder, the Depositary shall return the certificates for such shares to the persons who deposited the same, together with a letter of notice, in form satisfactory to the Company, explaining why the deposited Shares are being returned, and return to the Company any surplus funds deposited by the Company with EQI.

     I. The Depositary:

     (1) shall have no obligation to make payment for any tendered Shares unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto;

     (2) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be requested of the Depositary by the Company with respect to the Tender Offer and agreed upon by the Depositary;

     (3) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any stock certificates or the Shares represented thereby deposited with the Depositary pursuant to the Tender Offer and will not be required and will make no representations as to the validity, value or genuineness of the Tender Offer;

     (4) may rely on and shall be protected in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been signed by the proper party or parties;

     (5) may rely on and shall be protected in acting upon written or oral instructions from the Company with respect to any matter relating to its acting as Depositary specifically covered by this Depositary and Information Agent Agreement;

     (6) may consult with counsel satisfactory to it (including counsel for the Company) and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel;

     (7) shall arrange for insurance protecting the Company and itself against any liability arising out of non-receipt by shareholders of certificates sent by the Depositary; and

     (8) shall not at any time advise any person as to the wisdom of making any tender pursuant to the Tender Offer, the value of the Shares or as to any other financial or legal aspect of the Tender Offer or any transaction related thereto.

     (9) The Agent will perform its duties as Subscription, Distribution and Information Agent in accordance with the terms and provisions of the Fee and Service Schedule attached hereto as Exhibit A.

     3. Deposits.

     A. The Company will from time to time deposit or cause to be deposited with EQI, as agent for tendering holders of Shares, within a reasonable time after the Company's acceptance for purchase of tendered Shares, an amount equal to the aggregate purchase price of all Shares to be purchased which EQI then holds. The Company will deposit with the EQI or cause to be deposited with it an amount equal to the total stock transfer taxes, if any, payable by the Company pursuant to the instructions of the Letter of Transmittal in respect of the transfer of all the Shares to be purchased which EQI holds. EQI shall thereupon, as promptly as possible, (a) purchase and affix appropriate stock transfer tax stamps, (b) cause the tendered Shares which have been thus paid for to be transferred and delivered to the Company, and (c) send a check for the purchase price (less the amount, if any, of any stock transfer taxes and, if applicable, adjusted in accordance with the provisions of the Offer to Purchase) of the Shares to each of the shareholders who has tendered Shares, pursuant to the instruction of such shareholders.

     B. It is understood and agreed that the securities, money, assets or property to be deposited with or received by EQI from the Company shall be held solely for the benefit of the Company and shareholders tendering Shares, as their interests may appear.

     C. Funds furnished to EQI to make cash payments shall be held without interest to the Company or shareholders.

     D. EQI shall arrange for the issuance of a single check for the cash payment (the "Cash Payment") for all the shares of Company Common Stock to which each shareholder is entitled, unless such shareholder has attached written instructions to the contrary to his or her Letter of Transmittal.


     E. EQI shall, if appropriate, deliver the Cash Payment by first class mail under the provisions of the Depositary's first class mail bond protecting the Depositary from loss or liability arising out of the non-receipt or non-delivery of such Cash Payment or arising out of the replacement thereof, for any deliveries where market value does not exceed the amount of the Depositary's first class mail bond. Any mail delivery exceeding such amount shall be delivered by registered mail or overnight mail and shall be insured separately for the replacement value of its contents at the time of mailing.


     F. EQI shall pay principal cash without earnings or interest to holders of Certificates as is provided for in the Offer to Purchase.


     G. EQI shall provide the Company with an estimate of the funds required to make the Cash Payments. The Company will furnish to EQI the funds estimated necessary to enable EQI to make such payments. From time to time thereafter, EQI may request additional funding to cover the Cash Payment. EQI shall have no obligation to make Cash Payments unless the Company shall have provided the necessary funds to pay in full all amounts due and payable with respect thereto. Funds furnished to make payments shall be held without interest to the Company or shareholders.


     H. EQI shall prepare and file with the appropriate governmental agency and shareholder all appropriate tax information forms, including but not limited to Forms 1099B, covering dividend payments, or any other distributions made by EQI pursuant to this Agreement, to any shareholder of the Company during each calendar year, or any portion thereof, during which EQI performs services hereunder.


     I. The Company acknowledges that the bank accounts maintained by EQI in connection with the services provided under this Agreement will be in its name and that EQI may receive investment earnings in connection with the investment at EQI's risk and for its benefit of funds held in those accounts from time to time.


     4. Compensation of the Depositary by the Company.

     The Company shall pay fees for the services rendered hereunder, in accordance with its Fee and Service Schedule to act as Agent attached hereto as Exhibit A. The Depositary shall also be entitled to reimbursement from the Company for all reasonable and necessary expenses paid or incurred by it in connection with the administration by the Depositary of its duties hereunder.

     5. Indemnification/Limitation of Liability.

     The Company covenants and agrees to indemnify and to hold the Depositary harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Depositary pursuant hereto; provided, that such covenant and agreement does not extend to, and the Depositary shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Depositary as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

     Promptly after the receipt by the Depositary of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Depositary shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate as its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 5, the term "expense or loss" means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Depositary, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.


     Depositary shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Depositary's refusal or failure to comply with the terms of this Agreement, or which arise out of Depositary's gross negligence or willful misconduct or which arise out of any representation or warranty of Depositary hereunder, for which Depositary is not entitled to indemnification under this Agreement; provided, however, the Depositary's aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed $50,000.00. This limitation of liability shall not apply to any claims, losses or damages to the extent resulting form the Transfer Agent's gross negligence or willful misconduct.

     6. Further Assurance.

     From time-to-time and after the date hereof, the Company shall deliver or cause to be delivered to the Depositary such further documents and instruments and shall do and cause to be done such further acts as the Depositary shall reasonably request (it being understood that the Depositary shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Depositary and Information Agent Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

     7. Term and Termination.

     This Agreement shall remain in effect until (a) all checks for Cash Payments have been reported as unclaimed property to the appropriate states; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days' written notice has been provided by either party to the other. Upon termination of the Agreement, the Depositary shall retain all canceled Certificates and related documentation as required by applicable law.

     8. Notices.

     Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Depositary and the Company required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:


If to the Company, to:

              Evergreen Funds
              200 Berkley Street
              Boston, MA 02116
              Attn Catherine Kennedy


If to the Depositary, to:

              EquiServe Trust Company, N.A.
              c/o EquiServe, Inc.
              150 Royall Street
              Canton, MA 02021
              Attn:  Reorganization Department
         or
              525 Washington Boulevard
              Jersey City, NJ 07310
              Attn:  Reorganization Department

     9. Escrow Agent.

     In the event that the Tender Offer does not name an escrow agent to provide escrow services in connection with the services rendered by the Depositary under this Agreement, the Company agrees that either the Depositary shall act as escrow agent or escrow agent services shall be exclusively coordinated through the Depositary using an escrow agent appointed by the Company with the consent of the Depositary. In the event Depositary acts as escrow agent hereunder, the fees and detailed services shall be as agreed upon in writing by the parties.


     10. Unclaimed Property and Lost Shareholders.

     The Depositary shall report unclaimed property to each state in compliance with state laws and shall comply with Section 17Ad-17 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for lost shareholders. The Depositary will charge the Company its standard fees plus out-of-pocket expenses (including the cost of due diligence mailings) for such services.

     11. Governing Law.

     This Depositary and Information Agent Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto.

     12. Counterparts.

     This Depositary and Information Agent Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     13. Assignment.

     A. Except as provided in Section 13(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     B. The Depositary may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-merger clean up activities, as may be required from time to time; provided, however, that the Depositary shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

     C. Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Depositary and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Depositary and the Company.

     14. Third Party Beneficiaries. This Agreement does not constitute an agreement for a partnership or joint venture between the Depositary and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

     15. Force Majeure.

     In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party's duties.

     16. Consequential Damages.

     Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.


     17. Severability.

     If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

     18. Confidentiality.

     The Depositary and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     19. Survival.

     All provisions of Paragraphs 5, 8, 10, 11 and 15 - 20 shall survive any termination, for any reason, of this Agreement.

     20. Merger of Agreement.

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     IN WITNESS WHEREOF, the parties hereto have caused this Depositary and Information Agent Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

EQUISERVE TRUST COMPANY, N.A.           EVERGREEN UTILITIES AND HIGH INCOME FUND

By: /s/ Daniel McGrory                  By:  /s/Catherine F. Kennedy
  ------------------------                   ---------------------------
        Daniel McGrory                          Catherine F. Kennedy

Title:  Director, Corporate Actions         Title:    Assistant Secretary

Date    December 16, 2004                   Date:  December 14, 2004


EQUISERVE, INC.

By:  /s/Daniel McGory
  --------------------------
        Daniel McGrory

Title:  Director, Corporate Actions

Date:  December 16, 2004

                          EQUISERVE TRUST COMPANY, N.A.
                             PROPOSED FEE AGREEMENT
                TO SERVE AS DEPOSITARY AND INFORMATION AGENT FOR
            THE EVERGREEN UTILITIES & HIGH INCOME FUND'S SELF TENDER


A.       FEE FOR SERVICES

--------------------------------------------------------------------------------
     $22,500.00      Project Management Fee*

          $9.50      Per Letter of Transmittal for registered/beneficial holders

          $2.00      Per Account for Proration, if required

         $15.00      Per Letter of Transmittal withdrawal

         $15.00      Per Guarantee of Delivery

      $2,000.00      Per Extension

      $2,500.00      New York window staffing fee (for midnight expiration)

      $5,000.00      Minimum charge* should the project be canceled for any
                     reason prior to the mailing of the Letter of Transmittal.
--------------------------------------------------------------------------------
  *excludes out-of-pocket expenses as described in Section C "Items Not Covered"

B.       SERVICES COVERED

     o Designating a project manager to carry out Depositary Agent duties, including document review and execution of legal agreement, review of letters of transmittal and communication materials, project management, and on-going project updates and reporting

     o    Enclosing and mailing offering materials to registered shareholders

     o Requesting banks/brokers/dealers listing from the Depositary Trust Company (DTC)

     o Contacting banks/brokers/dealers to inform them of the offering and requesting the number of sets of materials they will require to distribute to their shareholders

     o    Distributing requested materials to banks/brokers/dealers

     o Establishing fulfillment telephone number to be include in the prospectus and DTC's electronic notice to banks/brokers/dealers

     o Distributing additional sets of materials as requested through the fulfillment number

     o    Establishing  toll-free  number to be  include in the  prospectus  and
          DTC's  electronic  notice  to   banks/brokers/dealers   to  facilitate
          banks/brokers/dealers/shareholders telephone inquiries

     o    Responding   to   banks/brokers/dealers/shareholders   telephone   and
          correspondence inquiries

     o Tracking and reporting the number of telephone calls received and their nature

     o    Receiving, opening and processing returned LT

     o Curing defective LT, including telephoning and writing shareholders in connection with unsigned or improperly executed LT

     o Mailing proper documentation to shareholders whose certificates are alleged to have been lost, stolen, or destroyed, in order to effect the tender without certificate surrender

     o    Canceling surrendered certificates

     o    Tracking and reporting the number of shares submitted

     o Calculating, prorating, issuing and reconciling checks and share certifctaes

     o    Issuing tax forms and filing tax information with the IRS, as required

     o Enclosing and mailing checks, Forms 1099-B, share certificates and letters or notices to shareholders at the conclusion of the Tender Offer

     o    Replacing checks alleged to have been lost or destroyed


C.       ITEMS NOT COVERED

          o Services associated with new duties, legislation or regulatory fiat which become effective after the date of this proposal (these will be provided on an appraisal basis)

          o All out-of-pocket expenses such as telephone line charges, overprinting, certificates, checks, postage, stationery, wire transfers, and excess material disposal (these will be billed as incurred)

          o Overtime charges assessed in the event of late delivery of material for mailings unless the target mail date is rescheduled

D.       LIMITATIONS

          o Agreement based upon document review and information known at this time about the transaction

          o Significant changes made in the terms or requirements of this transaction could require modifications to this Agreement

          o    This agreement must be executed prior to the mailing of the LT's

          o Material to be mailed to shareholders must be received no less than five (5) business days prior to the start of the mailing project

          o    No interest shall accrue to the shareholder or company

          o    proposal   based   upon  8   registered   and  9,700   beneficial
               shareholders o This proposal is valid for sixty (60) days

E.       PAYMENT FOR SERVICES

          It is agreed that an invoice for the Project Management Fee will be rendered and payable on the effective date of the transaction. An invoice for any out-of-pockets and per item fees realized will be rendered and payable on a monthly basis, except for postage expenses in excess of $5,000. Funds for such mailing expenses must be received one (1) business day prior to the scheduled mailing date.

EQUISERVE TRUST COMPANY, N.A.           EVERGREEN UTILITIES AND HIGH INCOME FUND


By: /s/Eric Schwendenman                By: /s/ Catherine F. Kennedy
    --------------------                    ------------------------
Title: Director, Business Development       Title:  Assistant Secretary


Date: December 16, 2004 Date: December 15, 2004
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